Exhibit 10.18

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Employment Agreement”) is dated as of February 7, 2012 and is between UNIVERSAL HOSPITAL SERVICES, INC., a Delaware corporation (the “Company”), and William C. Mixon (the “Executive”).

The Company wishes to employ the Executive, and the Executive wishes to accept employment with the Company, on the terms and conditions set forth in this Employment Agreement.  Accordingly, the Company and the Executive agree as follows:

1.             Position; Duties.  The Company agrees to employ the Executive, and the Executive agrees to serve and accept employment, for the Term (as defined below) as President of the Company, subject to the direction and control of the Chief Executive Officer and the Board of Directors (the “Board”) of Universal Hospital Services, Inc., and in connection therewith, to reside in the Minneapolis, Minnesota area, to oversee and direct the sales and marketing strategy and execution of the Company and to perform such other duties as the Chief Executive Officer and Board may from time to time reasonably direct.  The Executive’s place of employment will be in the Minneapolis, Minnesota area.  The Executive shall have all of the authorities, duties and responsibilities commensurate with his position.  During the Term, the Executive agrees to devote substantially all of his time, energy, experience and talents during regular business hours, and as otherwise reasonably necessary, to such employment, and not to engage in any other business activities of a material nature, as an employee, director, consultant or in any similar capacity, whether or not the Executive receives any compensation therefor, without the prior written consent of the Board, provided, that the Executive shall be entitled to engage in such other business activities as do not unreasonably conflict with the Executive’s duties and responsibilities to the Company pursuant to this Employment Agreement upon notice to and consent by the Company, which consent will not be unreasonably withheld.  The Executive will not be given duties inconsistent with his executive position.

2.             Term of Employment Agreement.  The term of the Executive’s employment hereunder begin as of February 13, 2012, and will end as of the close of business on the third anniversary of the date hereof subject to earlier termination pursuant to the terms hereof (including the Renewal Term, as defined in the next sentence, the “Term”).  Following the initial Term, this Employment Agreement will automatically be renewed for successive one-year terms unless notice of termination is given by either party upon not less than sixty (60) days’ written notice prior to the date on which such renewal would otherwise occur.  In the event that the Executive’s employment is not renewed by the Company in accordance with this Section 2 upon the expiration of the Term or any Renewal Term, the Executive’s employment shall terminate as of the date of such expiration, and such termination shall be deemed a termination without “Cause” for purposes of this Employment Agreement.

3.             Compensation and Benefits.

(a)           Base Salary.  The Executive’s base salary as of February 13, 2012 is a rate of $400,000.00, payable in equal bi-weekly installments.  The Board will review the Executive’s base salary annually and make such increases as it deems appropriate.  Any decrease may only be made in connection with an across-the-board reduction (of approximately the same percentage but no more than five percent (5%) of the then-base salary) in executive compensation to executive employees imposed by the Board in response to materially negative financial results or other materially adverse circumstances affecting the Company.  Necessary withholding taxes, FICA contributions and the like will be deducted from the Executive’s base salary.

(b)           Bonus.  In addition to the Executive’s base salary, the Executive will be entitled to receive a target bonus of 60% of base salary under the Company’s Executive Bonus Plan based on the Company’s achievement of the annual EBITDA target established by the Board (or any compensation committee thereof) for each calendar year (each an “EBITDA Target”), paid in the calendar year following the calendar year in which it is earned, on the same basis as other executives of the Company, as such plan has been described to the Executive and may be amended from time to time by the Board (or any compensation committee thereof).  The EBITDA Target for any calendar year will be subject to adjustment by the Board (or any compensation committee thereof), in good faith, to reflect any acquisitions, dispositions and material changes to capital spending made after the date hereof.

(c)           Options.  As soon as practicable following the date hereof, the Executive shall be granted options to purchase UHS Holdco, Inc.’s (“Holdco”) common stock, $.01 par value per share, under Holdco’s stock option plan that has been approved by the Board.

(d)           Other.  The Executive will be entitled to such health, life, disability and other benefits as are generally made available by the Company to its executive employees.  If the Executive elects not to participate in the Company’s group health plan, but rather obtains health coverage directly through Minnesota Blue Cross Blue Shield, or such other insurer as the Board may approve, the Company shall reimburse the Executive for the reasonable cost of such coverage on a monthly basis, but in no event later than March 15th of the calendar year following the calendar year to which such premium expense relates.  The Executive will also accrue five weeks of paid time off (“PTO”) during each year during the Term, in accordance with and subject to the Company’s PTO policy.

4.             Termination.

(a)           Death.  This Employment Agreement will automatically terminate upon the Executive’s death.  In the event of such termination, the Company will pay to the Executive’s legal representatives the sum of (i) 100% of the Executive’s annual base salary (as in effect on the Date of Termination (as defined below), (ii) $11,350, and (iii) any earned but unpaid bonus for a calendar year ending prior to the Date of Termination.  Such amount shall be paid to Executive’s estate in a single lump sum payment on the 61st day following the Date of Termination.  Additionally, upon any termination hereunder, the Executive’s estate shall be entitled to receive any accrued but unpaid salary and unused PTO pay through the Date of Termination in accordance with Section 3(a) of this Agreement and the terms of the Company’s PTO plan or policy then in effect, and any accrued vested benefits through any benefit plan, program or arrangement of the Company at the times specified therein (collectively, the “Accrued Obligations”).

(b)           Disability.  If during the Term the Executive becomes physically or mentally disabled whether totally or partially, either permanently or so that the Executive has been unable substantially and competently to perform his duties hereunder for one hundred eighty (180) days during any twelve-month period during the Term (a “Disability”), the Company may terminate the Executive’s employment hereunder by written notice to the Executive.  In the event of such termination, the Company will pay to the Executive or his legal representative the sum of (i) 100% of the Executive’s annual base salary (as in effect on the Date of Termination), (ii) $11,350 and (iii) any earned but unpaid bonus for a calendar year ending prior to the Date of Termination.  Such amounts under clauses (i), (ii) and (iii) above shall, subject to Section 16 hereof, be paid to the Executive or his legal representative in a single lump sum payment on the 61st day following the Date of Termination.  Additionally, the Executive or his legal representative shall be entitled to receive the Accrued Obligations at the time specified therefor in Section 4(a).

(c)           Cause.  The Executive’s employment hereunder may be terminated at any time by the Company for Cause (as defined herein) by written notice to the Executive.  In the event of such termination, all of the Executive’s rights to any payments (other than the Accrued Obligations which shall be paid at the time specified therfor in Section 4(a)) will cease immediately.  The Company will have “Cause” for termination of the Executive’s employment hereunder if any of the following has occurred:

(i)            the commission by the Executive of a felony for which he is convicted; or

(ii)           the material breach by the Executive of his agreements or obligations under this Employment Agreement, if such breach is described in a written notice to the Executive referring to this Section 4(c)(ii), and such breach is not capable of being cured or has not been cured within thirty (30) days after receipt of such notice.

(d)           Without Cause.  The Executive’s employment hereunder may be terminated at any time by the Company without Cause by written notice to the Executive.  In the event of such termination, the Company shall pay, subject to Section 4(j), to the Executive the sum of (i) 175% of the Executive’s annual base salary (as in effect on the Date of Termination), (ii) $11,350 and (iii) any earned but unpaid bonus for a calendar year ending prior to the Date of Termination.  Such amounts under clauses (i), (ii) and (iii) above shall be paid to the Executive or his legal representative in a single lump sum payment on the 61st day following the Date of Termination.  Additionally, the Company will pay to the Executive a pro rata bonus for the calendar year in which such termination occurs (based on the number of days elapsed in such calendar year prior to the Date of Termination), at the time during the next calendar year that the Company pays bonuses to other senior executives for the calendar year in question, to the extent such bonus would be payable based on the actual results of the Company, as calculated in accordance with Section 3(b) above (the “Pro-Rata Bonus”).  Additionally, the Executive shall be entitled to receive the Accrued Obligations at the time specified therefor in Section 4(a).

(e)           Resignation Without Good Reason.  The Executive may terminate the Executive’s employment hereunder upon sixty (60) days’ prior written notice to the Company, without Good Reason (as defined herein).  In the event of such termination, all of the Executive’s rights to any payments (other than the Accrued Obligations which shall be paid at the time specified therefore in Section 4(a)) will cease upon the Date of Termination.

(f)            Resignation For Good Reason.  The Executive may terminate the Executive’s employment hereunder at any time upon thirty (30) days’ written notice to the Company, for Good Reason.  In the event of such termination, the Company shall pay, subject to Section 4(j), to the Executive the sum of (i) 175% of the Executive’s annual base salary (as in effect on the Date of Termination), (ii) $11,350 and (iii) any earned but unpaid bonus for a calendar year ending prior to the date of such termination.  Such amounts under clauses (i), (ii) and (iii) above shall, subject to Section 16 hereof, be paid to the Executive or his legal representative in a single lump sum payment on the 61st day following the Date of Termination.  The Executive shall be entitled to receive the Accrued Obligations and the Pro Rata Bonus, if any, at time specified therefor in Sections 4(a) and 4(d), respectively.

The Executive will have “Good Reason” for termination of the Executive’s employment hereunder if, other than for Cause, any of the following has occurred:

(i)            the Executive’s base salary or the percentage of base salary to which the Executive may be entitled as the result of the Company reaching the annual EBITDA targets as provided in Section 3(b) of this Employment Agreement has been reduced, other than in connection with an across-the-board reduction (of approximately the same percentage but no more than five (5%) of the then base salary) in executive compensation to executive employees imposed by the Board in response to materially negative financial results or other materially adverse circumstances affecting the Company;

(ii)           the Board (or any compensation committee thereof) establishes an unachievable and commercially unreasonable annual EBITDA target that the Company must achieve in order for the Executive to receive a bonus under Section 3(b) of this Employment Agreement and the Executive provides written notice of his objection to the Board (or such compensation committee) within ten (10) business days after such target has been established and communicated in writing to the Executive stating that the Executive believes such target to be unachievable and commercially unreasonable;

(iii)          the Company has required the Executive to relocate outside the greater Minneapolis, Minnesota area or has relocated the corporate headquarters of the Company outside the greater Minneapolis, Minnesota area or has removed or relocated outside the greater Minneapolis area, a material number of employees or senior management of the Company in each case, without the Executive’s written consent;

(iv)          any diminution in title, or any material diminution in responsibilities, duties or authorities, without the Executive’s written consent; or

(v)           the Company has breached this Employment Agreement in any material respect if such breach is described in a written notice to the Company referring to this Section 4(c)(ii), and such breach is not capable of being cured or has not been cured within thirty (30) days after receipt of such notice.

(g)           Change of Control.  If the Executive is terminated without Cause or resigns for Good Reason at any time within six (6) months prior to, or twenty- four (24) months following, a Change of Control, then, notwithstanding Sections 4(d) and 4(f) and in lieu of amounts provided under Sections 4(d) and 4(f), the Company shall pay the Executive the sum of (i) 262.5% of the Executive’s annual base salary (as in effect on the Date of Termination), (ii) $11,350, and (iii) any earned but unpaid bonus for a calendar year ending prior to the Date of Termination.  Such amounts under clauses (i), (ii) and (iii) above shall, subject to Section 16 hereof, be paid to the Executive or his legal representative in a single lump sum payment on the 61st day following the Date of Termination except that in the event the Executive’s employment terminates within six (6) months prior to a Change in Control due to termination by the Company without Cause or due to termination by the Executive for Good Reason, then on the Date of Termination, the Executive shall be entitled to receive payment in accordance with the terms of Section 4(d), and within thirty (30) days following a Change in Control, the Executive shall receive a single lump sum payment in an amount equal to the difference between the amount paid in accordance with Section 4(d) and the amount to be paid in accordance with this Section 4(g).  Additionally, the Executive shall be entitled to receive the Accrued Obligations and the Pro-Rata Bonus, if any, at the time specified therefor in Sections 4(a) and 4(d), respectively.

For purposes of this Section 4(g), “Change of Control” shall mean (i) when any “person” (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934), other than the Company, Irving Place Capital, L.P., or its affiliates, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary, or any corporation owned, directly or indirectly, by the stockholders of the Company, in substantially the same proportions as their ownership of stock of the Company, acquires, in a single transaction or a series of transactions (whether by a merger, consolidation, reorganization or otherwise), (A) “beneficial ownership” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of securities representing more than 50% of the combined voting power of the Company (or, prior to a public offering, more than 50% of the Company’s outstanding shares of Common Stock), or (B) substantially all or all of the assets of the Company and its Subsidiaries on a consolidated basis or (ii) a merger, consolidation, reorganization or similar transaction of the Company with a “person” (as defined above) if, following such transaction, the holders of a majority of the Company’s outstanding voting securities in the aggregate immediately prior to such transaction do not own at least a majority of the outstanding voting securities in the aggregate of the surviving corporation immediately after such transaction.  For purposes of this Section 4(g), “Subsidiary” shall mean any corporation in an unbroken chain of corporations beginning with the Company if, at the time of a Change of Control, each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.  In the event of any merger, consolidation, reorganization or similar transaction with, into or involving another corporation or other entity, such entity shall be a “person” for purposes of this Section 4(g).

(h)           Date and Effect of Termination.  The date of termination of the Executive’s employment hereunder pursuant to this Section 4 will be, (i) in the case of Section 4(a), the date of the Executive’s death, (ii) in the case of Sections 4(b), (c) or (d), the date specified as the

Executive’s last day of employment in the Company’s notice to the Executive of such termination, (iii) in the case of Section 4(e) or 4(f), the date specified in the Executive’s notice to the Company of such termination, or (iv) in the case of Section 4(g), the date specified in the Executive’s notice to the Company for resignation for Good Reason or the Company’s notice to the Executive for termination without Cause (in each case, the “Date of Termination”).  Upon any termination of the Executive’s employment hereunder pursuant to this Section 4, the Executive will not be entitled to, and hereby irrevocably waives, any further payments or benefits of any nature pursuant to this Employment Agreement, or as a result of such termination, except as specifically provided for in this Employment Agreement, the Stockholders Agreement between Holdco and certain of the equityholders of Holdco (the “Stockholders Agreement”) or in any stock option plans adopted by Holdco.  Notwithstanding the foregoing, upon any termination of the Executive’s employment hereunder, the Executive shall continue to be entitled to (i) the rights to indemnification pursuant to the Company’s charter or by laws or any written agreement between the Executive and the Company and (ii) rights with respect to any directors and officers insurance policy of the Company.

(i)            Terminations Not a Breach.  The termination of the Executive’s employment pursuant to this Section 4 shall not constitute a breach of this Employment Agreement by the party responsible for the termination, and the rights and responsibilities of the parties under this Employment Agreement as a result of such termination shall be as described in this Section 4.

(j)            Release.  The Executive agrees that the Executive shall be entitled to the payments and services provided for in this Section 4 (other than the Accrued Obligations), if any, if and only if the Executive has executed and delivered the Release attached as Annex A within forty-five (45) days of the Date of Termination and fifteen (15) days have elapsed since such execution without any revocation thereof by the Executive.

(k)           Withholding.  All amounts payable to the Executive as compensation hereunder shall be subject to all customary withholding, payroll and other taxes.  The Company shall be entitled to deduct or withhold from any amounts payable to the Executive any federal, state, local or foreign withholding taxes, excise tax, or employment taxes imposed with respect to the Executive’s compensation or other payments or the Executive’s ownership interest in the Company (including, without limitation, wages, bonuses, dividends, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity).

5.             Acknowledgment.  The Executive agrees and acknowledges that in the course of rendering services to the Company and its clients and customers, the Executive will have access to and become acquainted with confidential information about the professional, business and financial affairs of the Company and its affiliates.  The Executive acknowledges that the Company is engaged and will be engaged in a highly competitive business, and the success of the Company in the marketplace depends upon its good will and reputation for quality and dependability.  The Executive recognizes that in order to guard the legitimate interests of the Company and its affiliates, it is necessary for the Company to protect all confidential information.  The existence of any claim or cause of action by the Executive against the Company shall not constitute and shall not be asserted as a defense to the enforcement by the Company of Section 6.  The Executive further agrees that the Executive’s obligations under Section 6 shall be absolute and unconditional.

6.             Confidentiality.  The Executive agrees that during and at all times after the Term, the Executive will keep secret all confidential matters and materials of the Company (including its subsidiaries and affiliates), including, without limitation, know- how, trade secrets, real estate plans and practices, individual office results, customer lists, pricing policies, operational methods, any information relating to the Company (including any of its subsidiaries and affiliates) products, processes, customers and services and other business and financial affairs of the Company (collectively, the “Confidential Information”), to which the Executive had or may have access and will not disclose such Confidential Information to any person other than (i) the Company, its respective authorized employees and such other persons to whom the Executive has been instructed to make disclosure by the Board, (ii) as appropriate (as determined by the Executive in good faith) to perform his duties hereunder, or (iii) in compliance with legal process or regulatory requirements.  “Confidential Information” will not include any information which is in the public domain during or after the Term, provided such information is not in the public domain as a consequence of disclosure by the Executive in violation of this Employment Agreement.

7.             Non-Compete, Non-Solicitation.

(a)           In further consideration of the compensation to be paid to the Executive hereunder, the Executive acknowledges that, during the course of his employment with the Company and its subsidiaries, he shall become familiar with the Company’s trade secrets and with other Confidential Information concerning the Company and its subsidiaries (and their respective predecessor companies) and that his services have been and shall be of special, unique and extraordinary value to the Company and its subsidiaries, and therefor, the Executive agrees that during the Term and thereafter until the end of the first anniversary of the Date of Termination, he shall not directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any Competing Business (as defined below) in the United States; provided, that the foregoing shall not prohibit the Executive from owning stock as a passive investor in any publicly traded corporation so long as the Executive’s ownership in such corporation, directly or indirectly, is less than 2% of the voting stock of such corporation.  For purposes of this paragraph, “Competing Business” means any business activity involving the outsourcing or rental of movable medical equipment and related services to the health care industry.

(b)           During the Term and thereafter until the end of the second anniversary of the Date of Termination, the Executive shall not directly or indirectly through another person or entity (i) induce or attempt to induce any employee of the Company or any Subsidiary to leave the employ of the Company or such Subsidiary, or in any way interfere with the relationship between the Company or any Subsidiary and any employee thereof, (ii) hire any person who was an employee of the Company or any Subsidiary at any time within the one year period before Employee’s termination from employment or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company or any Subsidiary to cease doing business with the Company or such Subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any Subsidiary, except with the prior written consent of the Board, which consent will be given at the sole discretion of the Board.

8.             Intellectual Property, Inventions and Patents.  The Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any confidential information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) which relate to the Company’s or any of its Subsidiaries’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Executive (whether above or jointly with others) while employed by the Company or its predecessors and its Subsidiaries (“Work Product”), belong to the Company or such Subsidiary.  The Executive shall promptly disclose such Work Product to the Board and, at the Company’s expense, perform all actions reasonably requested by the Board (whether during or after the Term) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

9.             Modification.  The Executive agrees and acknowledges that the duration and scope of the covenants described in Sections 6, 7 and 8 are fair, reasonable and necessary in order to protect the goodwill and other legitimate interests of the Company and its subsidiaries, that adequate consideration has been received by the Executive for such obligations, and that these obligations do not prevent the Executive from earning a livelihood.  If, however, for any reason any court of competent jurisdiction determines that any restriction contained in Section 6, 7 or 8 are not reasonable, that consideration is inadequate or that the Executive has been prevented unlawfully from earning a livelihood, such restriction will be interpreted, modified or rewritten to include as much of the duration, scope and geographic area identified in Section 6, 7 or 8 as will render such restrictions valid and enforceable.

10.          Equitable Relief.  The Executive acknowledges that the Company will suffer irreparable harm as a result of a breach of this Employment Agreement by the Executive for which an adequate monetary remedy does not exist and a remedy at law may prove to be inadequate.  Accordingly, in the event of any actual or threatened breach by the Executive of any provision of this Employment Agreement, the Company will, in addition to any other remedies permitted by law, be entitled to obtain remedies in equity, including without limitation specific performance, injunctive relief, a temporary restraining order and/or a permanent injunction in any court of competent jurisdiction, to prevent or otherwise restrain any such breach without the necessity of proving damages, posting a bond or other security.  Such relief will be in addition to and not in substitution of any other remedies available to the Company.  The existence of any claim or cause of action by the Executive against the Company or any of its subsidiaries, whether predicated on this Employment Agreement or otherwise, will not constitute a defense to the enforcement by the Company of this Employment Agreement.  The Executive agrees not to defend on the basis that there is an adequate remedy at law.

11.          Representations.  The Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Employment Agreement by the Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Executive is a party or by which he is bound, (ii) the Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Employment Agreement by the Company, this

Employment Agreement shall be the valid and binding obligation of the Executive, enforceable in accordance with its terms.  THE EXECUTIVE HEREBY ACKNOWLEDGES AND REPRESENTS THAT HE HAS CONSULTED WITH INDEPENDENT LEGAL COUNSEL REGARDING HIS RIGHTS AND OBLIGATIONS UNDER THIS EMPLOYMENT AGREEMENT AND THE TERMS OF THE RELEASE ATTACHED AS ANNEX A AND THAT HE FULLY UNDERSTANDS THE TERMS AND CONDITIONS CONTAINED HEREIN AND THEREIN.

12.          Survival.  This Employment Agreement survives and continues in full force in accordance with its terms notwithstanding the expiration or termination of the Term.

13.          Cooperation.  During the Term and thereafter, the Executive shall reasonably cooperate with the Company and its Subsidiaries in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by the Company (including, without limitation, being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, making available to the Company all pertinent information requested by the Company and all relevant documents requested by the Company which are or may come into the Executive’s possession, all at times and on schedules that are reasonably consistent with the Executive’s other activities and commitments, with due regard for such activities and commitments).  In the event the Company requires the Executive’s cooperation in accordance with this section after the termination of the Term, the Company shall reimburse the Executive for all of his reasonable costs and expenses incurred, in connection therewith, including legal fees, plus pay the Executive a reasonable amount per day for his time spent and such payments shall be made by Company on a monthly basis, but in no event later than March 15th of the calendar year following the calendar year to which such amounts relate.  The Company shall indemnify the Executive and hold him harmless from any claim, loss or damage as a result of his cooperation hereunder.

14.          Life Insurance.  The Company may, at its discretion and at any time after the execution of this Employment Agreement, apply for and procure, as owner and for its own benefit, and at its own expense, insurance on the Executive’s life, in such amount and in such form or forms as the Company may determine.  The Executive will have no right or interest whatsoever in such policy or policies, but the Executive agrees that the Executive will, at the request of the Company, submit himself to such medical examinations, supply such information and execute and deliver such documents as may be required by the insurance company or companies to which the Company or any such subsidiary has applied for such insurance.

15.          No Mitigation.  The Executive shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Company under this Agreement upon termination of this Agreement, and any payments or benefits paid by the Company hereunder shall not be offset by any remuneration or benefits received from a subsequent employer.

16.          Section 409A.

(a)           Compliance.  It is the intention of the parties to this Employment Agreement that no payment or entitlement pursuant to this Employment Agreement will give rise to any adverse tax consequences to the Executive under Section 409A of the Code.  The Employment Agreement shall be interpreted to that end and, consistent with that objective and notwithstanding any provision herein to the contrary, the Company and the Executive shall, to the extent necessary to comply with Section 409A of the Code, agree to act reasonably and in good faith to mutually reform the provisions of this Employment Agreement to avoid the application of or excise tax under Section 409A of the Code.  To this end, the parties agree that the severance benefits payable under this Employment Agreement will be paid only upon a “separation from service” (within the meaning of Section 409A of the Code) that occurs coincident with or following the Date of Termination.  Notwithstanding  any other provision herein, if the Executive is a “specified employee”, as defined in, and pursuant to, Prop. Reg. Section 1.409A 1(i) or any successor regulation, on the Date of Termination, any payment provided hereunder that is designated as being “subject to Section 16” shall be made to the Executive no earlier than the date which is six months from the Date of Termination; provided, that such payment may be made earlier in the event of the Executive’s death.  If any payment to the Executive is delayed pursuant to clause (i) of the foregoing sentence, such payment instead shall be made on the first business day following the expiration of the six month period referred to in the prior sentence or the date of the Executive’s death, as applicable.

(b)           Payment Period.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within ninety (90) days following the Date of Termination), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(c)           Reimbursement.  With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Code, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, of in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated without regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense occurred.

(d)           Installments.  If under this Agreement, an amount is to be paid in two or more installments, for purposes of Section 409A of the Code, each installment shall be treated as a separate payment.

17.          Attorney Fees.  The Company shall pay the Executive’s reasonable legal fees and out-of-pocket expenses of one counsel incurred in connection with the negotiation and drafting of this Employment Agreement and any equity award agreements, and other reasonable legal fees and out-of-pocket expenses of one counsel related to the sale of the Company to be consummated on or about the date hereof, subject, in each case, to and within ten (10) days after his written request for such payment accompanied by reasonably satisfactory evidence that such fees and expenses were actually incurred in connection therewith.  If a court of competent jurisdiction determines that this Employment Agreement was breached by the Company, the

Executive shall be entitled to recover any and all out-of-pocket costs and expenses, including reasonable legal fees, incurred in enforcing this Employment Agreement against the Company, subject to and within ten (10) days after his request for reimbursement accompanied by reasonably satisfactory evidence that the costs and expenses were incurred in connection therewith.  The Executive shall submit a written request for payment or reimbursement within sixty (60) days of incurring the expense.

18.          Indemnification.  The Company shall indemnify the Executive (including, for the avoidance of doubt, advancement of legal expenses) to the fullest extent permitted by applicable law in the event he was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, or in the event a claim or demand for information is made or threatened to be made against him, in each case by reason of the fact that he is or was a director, officer, employee, fiduciary or agent of the Company or, at the request of the Company, any other entity or benefit plan (except with respect to the Executive’s fraud, gross negligence, or willful misconduct).  Such obligation shall continue after any termination of employment or directorship with regard to actions or inactions prior thereto, and shall survive the termination of this Agreement.  The Executive shall be covered by the Company’s directors and officers insurance policy upon terms and conditions no less favorable than the terms provided by the Company to any member of the Board or other senior executive of the Company.

19.          Successors; Assigns; Amendment; Notice.  This Employment Agreement will be binding upon and will inure to the benefit of the Company and will not be assigned by the Company without the Executive’s prior written consent.  This Employment Agreement will be binding upon the Executive and will inure to the benefit of the Executive’s heirs, executors, administrators and legal representatives, but will not be assignable by the Executive.  This Employment Agreement may be amended or altered only by the written agreement of the Company and the Executive.  All notices or other communications permitted or required under this Employment Agreement will be in writing and will be deemed to have been duly given if delivered by hand, by facsimile transmission to the Company (if confirmed) or mailed (certified or registered mail, postage prepaid, return receipt requested) to the Executive or the Company at the last known address of the party, or such other address as will be furnished in writing by like notice by the Executive or the Company to the other; provided, that any notice to the Company hereunder shall also be delivered to Universal Hospital Services, Inc., c/o Irving Place Capital, 277 Park Avenue, 39th Floor, New York, NY 10172, Attention: Robert Juneja, Facsimile No. (212) 272-7425.

20.          Entire Agreement.  This Employment Agreement embodies the entire agreement and understanding between the Executive and the Company with respect to the subject matter hereof and supersedes all such prior agreements and understandings.

21.          Severability.  If any term, provision, covenant or restriction of this Employment Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Employment Agreement will remain in full force and effect and will in no way be affected, impaired or invalidated.

22.          Governing Law; Jurisdiction.  This Employment Agreement will be governed by and construed and enforced in accordance with the laws of the state of Minnesota applicable to contracts made and to be performed in such state without giving effect to the principles of conflicts of laws thereof.  Each of the parties agrees that any legal action or proceeding with respect to this Employment Agreement shall be brought in the federal or state courts in the State of Minnesota (provided that any action that can be brought in either the federal or state courts shall be brought in the federal courts) and, by execution and delivery of this Employment Agreement, each party hereto hereby irrevocably submits itself in respect of its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid court in any legal action or proceeding arising out of this Employment Agreement.  Each of the parties hereto hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Employment Agreement brought in the court referred to in the preceding sentence.

23.          Counterparts.  This Employment Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument, and all signatures need not appear on any one counterpart.

24.          Headings.  All headings in this Employment Agreement are for purposes of reference only and will not be construed to limit or affect the substance of this Employment Agreement.

*   *   *   *   *

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

UNIVERSAL HOSPITAL SERVICES, INC.

By:
Name:
Title:

William C. Mixon

Annex A

RELEASE

I, William C. Mixon, in consideration of and subject to the performance by Universal Hospital Services, Inc., a Delaware corporation (together with its subsidiaries, the “Company”), of its material obligations under the Employment Agreement, dated as of                                        (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and all present and former directors, officers, agents, representatives, executives, successors and assigns of the Company and its direct or indirect owners (collectively, the “Released Parties”) to the extent provided below.

1.                                      Except as provided in paragraph 2 below, I knowingly and voluntarily release and forever discharge the Released Parties from any and all claims, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date hereof) and whether known or unknown, suspected, or claimed against any of the Released Parties which I, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation from, the Company (including, but not limited to, any allegation, claim or violation, arising under:  Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Civil Rights Act of 1866, as amended; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters), (all of the foregoing collectively referred to herein as the “Claims”).

2.                                      I agree that this Release does not waive or release any rights or claims that I may have under:  the Age Discrimination in Employment Act of 1967 which arise after the date I execute this Release; claims for benefits under any employee benefit plan maintained by the Company; rights and entitlements under the Company’s equity plans and related award agreements; claims for indemnification and coverage under any directors and officers insurance policy; or claims or claims for unemployment or worker’s compensation as provided by law.

A-1

3.                                      I acknowledge and intend that this Release shall be effective as a bar and shall serve as a complete defense to each and every one of the Claims and that it shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied.

4.                                      I represent that I have not made any assignment or transfer of any Claim.  I agree that neither this Release, nor the furnishing of the consideration for this Release, shall be deemed or construed at any time to be an admission by the Company or any Released Party of any improper or unlawful conduct.  I agree that this Release is confidential and agree not to disclose any information regarding the terms of this Release, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.

5.                                      Each provision of this Release shall be interpreted in such manner as to be effective and valid under applicable law and any provision of this Release held to be invalid, illegal or unenforceable in any respect shall be severable.  This Release cannot be amended except in a writing duly executed by the Company and me.

*     *     *    *     *

A-2

I UNDERSTAND THAT I HAVE FIFTEEN (15) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED.

DATE:	UNIVERSAL HOSPITAL SERVICES, INC.

By:
Name:
Title:

William C. Mixon